UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Gemphire Therapeutics Inc.
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On May 3, 2018, Gemphire Therapeutics Inc. made the following information available to its stockholders in connection with its 2018 Annual Meeting of Stockholders.

GEMPHIRE THERAPEUTICS INC.

17199 N. Laurel Park Drive, Suite 401

Livonia, Michigan 48152

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE GEMPHIRE THERAPEUTICS INC. AMENDED AND
RESTATED 2015 EQUITY INCENTIVE PLAN

TO BE CONSIDERED AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

The following information relates to and supplements the disclosures contained in the definitive proxy statement (the “Proxy Statement”) of Gemphire Therapeutics Inc.  (referred to herein as the “Company,”  “we,” “us” or “our”), which was first filed with the Securities and Exchange Commission (the “SEC”) and sent to stockholders on April 17, 2018 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2018 Annual Meeting of Stockholders to be held on Tuesday, May 22, 2018 at 8:00 a.m. local time, at 315 East Eisenhower Parkway, Suite 100, Ann Arbor, Michigan 48108 and any adjournment or postponement thereof (the “Annual Meeting”).

The information in this supplement dated May 3, 2018 to the Proxy Statement (the “Supplement”) is in addition to the information set forth in the Proxy Statement and should be read in conjunction with the Proxy Statement.  Except as described in this Supplement, the information provided in the Proxy Statement continues to apply.  To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls.

As disclosed in the Proxy Statement, the Company’s stockholders are being asked to approve an amendment to the Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) that would increase the number of shares of common stock reserved for issuance under the 2015 Plan by 300,000 shares, effective on the date that our stockholders approve the proposed amendment.

Following the appointment of Dr. Steven Gullans as President and Chief Executive Officer of the Company on May 1, 2018, our execution of an employment agreement with Dr. Gullans and the grant of certain stock options to Dr. Gullans, including options granted subject to the approval of our stockholders of the amendment to our 2015 Plan set forth in Proposal 3 in the Proxy Statement, as further described below, we are filing this Supplement to provide our stockholders with information regarding the terms of Dr. Gullans’ employment agreement and the benefits that may be received by Dr. Gullans under the 2015 Plan, as amended.

Appointment and Employment Agreement of Dr. Steven Gullans

As disclosed in our Current Report on Form 8‑K filed with the SEC on May 3, 2018, Dr. Steven Gullans was appointed as our President and Chief Executive Officer effective as of May 1, 2018. Dr. Gullans will continue to serve as a director of the Company. Dr. Gullans, age 65, has served as the Company’s Interim President and Chief Executive Officer since May 2017 and has served as a member of our Board since April 2016.  Until May 2018, Dr. Gullans served as Managing Director at Excel Venture Management, LLC, which he co-founded and where he had been employed since February 2008. At Excel, he focused on investing in life science technology companies with a particular interest in disruptive platforms that can impact multiple industries. Prior to Excel, Dr. Gullans co-founded RxGen, Inc., a pharmaceutical services company where he served as chief executive officer from January 2004 to February 2008. Dr. Gullans is currently a director at N-of-One, Inc., an oncology diagnostics company and Orionis Biosciences, a drug development company.  He was previously a board member of Activate Networks, Inc. which was acquired by Decision Resource Group, BioTrove, Inc. which was acquired by Life Technologies Corporation, Biocius Life Sciences, Inc. which was acquired by Agilent Technologies Inc., Cleveland HeartLab, Inc., which was acquired by Quest Diagnostics, nanoMR Inc. which was acquired by DNA Electronics Ltd, Tetraphase Pharmaceuticals, Inc. which went public in 2013, and Molecular Templates, Inc. which was merged into a public entity in 2017. Dr. Gullans was a faculty member at Harvard Medical School and Brigham and Women’s Hospital for almost 20 years.  Dr. Gullans holds a B.S. from Union College and a Ph.D. from Duke University.

On May 1, 2018, the Company entered into an Employment Agreement (the “Employment Agreement”) with Dr. Gullans (the “Executive”).  The Employment Agreement has an initial term (the “Initial Term”) of three (3) years beginning on May 1, 2018 and automatically renews for an additional one year period at the end of the Initial Term and each anniversary thereafter provided that at least ninety (90) days prior to the expiration of the Initial Term or any renewal term the Board does not notify Executive of its intention not to renew. The Employment Agreement entitles Executive to, among other benefits:

•	An annual base salary of at least $500,000, reviewed at least annually commencing with the review of compensation for the year ended December 31, 2020;
•	A signing bonus of $250,000;
•	The equity grants described below;
•	An annual cash bonus in an amount of up to fifty percent (50%) of Executive’s annual base salary;
•	Participation in equity-based long-term incentive compensation plans generally available to senior executive officers of the Company (beginning in 2019);
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Participation in welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company;

•	Prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the plans, practices, policies and programs of the Company; and
•	Paid vacation in accordance with the Company’s policies and practices consistent with the treatment of other senior executive officers of the Company.

In the event of Executive’s death during the employment period or a termination due to Executive’s disability, Executive or his beneficiaries or legal representatives shall be provided any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends and certain other benefits provided for in the Employment Agreement (the “Unconditional Entitlements”).

In the event of Executive’s termination for cause by the Company or the termination of Executive’s employment as a result of Executive’s resignation without good reason, Executive shall be provided the Unconditional Entitlements.

In the event of a termination by Executive for good reason, the exercise by the Company of its right to terminate Executive other than for cause, death or disability or the Company’s election not to extend the employment period upon expiration of the Initial Term or any renewal term (not within eighteen (18) months following a Change in Control (as defined in the Employment Agreement)), Executive shall receive the Unconditional Entitlements and, subject to Executive signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties, the Company shall provide Executive (i) a severance amount equal to the sum of Executive’s annual base salary as of the termination date and a pro-rated portion of Executive’s cash bonus for the year in which the termination occurs (calculated based on the greater of Executive’s target bonus for such year or the average bonus paid to Executive in the prior two fiscal years) (the “Severance Amount”), (ii) Company paid continued medical coverage for twelve (12) months following such termination, (iii) accelerated vesting of options that would have vested if Executive had remained employed with the Company for eighteen (18) months following termination and (iv) continued vesting of other equity awards for eighteen (18) months following such termination (the “Conditional Benefits”).

In the event of a termination by Executive for good reason, the exercise by the Company of its right to terminate Executive other than for cause, death or disability or the Company’s election not to extend the employment period upon expiration of the Initial Term or any renewal term, in each case, within eighteen (18) months following a Change in Control, Executive shall receive (i) the Unconditional Entitlements, (ii) 1.5 times the sum of Executive’s annual base salary and cash bonus (calculated based on the greater of Executive’s target bonus for such year or the average bonus paid to Executive in the prior two fiscal years), (iii) accelerated vesting of all equity awards that were assumed, continued or substituted by the surviving or acquiring corporation in the Change in Control and remain subject to time-based vesting conditions, if any, and (iv) the Conditional Benefits except the Severance Amount.

Pursuant to the Employment Agreement, on May 1, 2018, Executive was granted the following options to purchase shares of common stock of the Company under the 2015 Plan, at a per share exercise price equal to $5.56, the closing price of the Company’s common stock on the Nasdaq Global Market on such date:

•	An option to purchase 150,000 shares of common stock vesting in a series of 48 equal monthly installments, subject to Executive’s continued employment (the “first option”);
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Subject to stockholder approval as described below, an option to purchase 50,000 shares of common stock vesting in a series of 48 equal monthly installments, subject to Executive’s continued employment (the “second option”); and

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Subject to stockholder approval as described below, an option to purchase 100,000 shares of common stock, 50,000 of which will vest on the date that the first patient in the first Phase 3 clinical trial of gemcabene in a non-orphan indication receives the first dose of gemcabene and the remaining 50,000 of which will vest when the thirty (30) consecutive day volume weighted average closing price of the Company’s common stock achieves a certain target, in each case, if such event occurs on or before December 31, 2019, subject to Executive’s continued employment (the “third option”).

In the event that the Company consummates a transaction that constitutes a change in control and the options described above are not assumed, continued or substituted, then all of the unvested shares underlying such options shall fully vest and become exercisable upon the effectiveness of such change in control.

In accordance with Nasdaq Listing Rules, and as described further below under “Plan Benefits,” the second and third options described above are subject to, and may not be exercised until, the Company’s stockholders approve the amendment to the 2015 Plan to increase the number of shares authorized for issuance thereunder by 300,000 shares.

Pursuant to the Employment Agreement, Executive also consented to an extension of the vesting term of an option he was previously granted for 60,000 shares from 12 months to 48 months.  Notwithstanding the vesting schedules set forth above, Executive may exercise all or a part of any such option, including the unvested portion, during his employment and within the term of such option (and, with respect to the second and third options described above, following stockholder approval); provided that Executive will enter into an early exercise purchase agreement with the Company with a vesting schedule that will result in the same vesting as if no early exercise had occurred and any unvested shares purchased will be subject to the Company’s purchase option.

Plan Benefits

The Board has granted stock options under the 2015 Plan with respect to 150,000 shares that are subject to, and not exercisable prior to, stockholder approval of the amendment to the 2015 Plan (the second and third options described above).  Such stock options were granted to Dr. Steven Gullans, our President and Chief Executive Officer, pursuant to his Employment Agreement effective May 1, 2018. No other awards have been granted subject to such stockholder approval. Stockholder approval of the amendment will be deemed to constitute approval of such options, and such options will count against the shares authorized for issuance under the 2015 Plan. If the amendment to the 2015 Plan is not approved, (i) the second and third options described above will be cancelled and void and (ii) only 1,906 shares will be available under the

2015 Plan for employee, director and consultant grants for the remainder of 2018 (following the grant of the first option to Dr. Gullans set forth above).

Other than the second and third options granted to Dr. Gullans,  the future grants of awards under the 2015 Plan to our executive officers, directors and employees is not determinable in advance because these grants are subject to the discretion of the compensation committee or our Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 3.

We encourage you to read the Proxy Statement in its entirety, including Proposal No. 3 therein, the summary of the 2015 Plan included in the Proxy Statement, the full text of the 2015 Plan set forth as Exhibit 10.3 to our Registration Statement on Form S‑1 filed with the SEC on June 13, 2016 and the full text of the proposed amendment to the 2015 Plan set forth as Appendix A to the Proxy Statement.

Voting Information

You do not have to take any action if you have already voted your shares and do not wish to revoke or change your votes.  Your votes will be tabulated at the Annual Meeting as you instructed.

If you have already voted your shares and wish to revoke your proxy or change your voting instructions, you may do so prior to the vote at the Annual Meeting.  A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by: delivering to our Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked; signing and delivering a proxy bearing a later date; voting again through the Internet; or attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy). Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions. Please refer to the voting instructions in the Proxy Statement for more information.

This Supplement, the Proxy Statement and our 2017 Annual Report to Stockholders are available at www.envisionreports.com/GEMP.